Exhibit 99.1
Xilinx Investor Relations
Xilinx, Inc.
Lori Owen
(408) 879-6911
lori.owen@xilinx.com
XILINX TO OFFER $520 MILLION
CONVERTIBLE SENIOR NOTES DUE 2017
SAN JOSE, CA, JUNE 3, 2010 — Xilinx, Inc. (NASDAQ: XLNX) today announced that it proposes to offer $520 million of convertible senior notes, subject to market conditions and other factors. The notes would be due in June 2017 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible upon certain conditions. Upon conversion, the Company will pay cash up to the principal amount of the notes to be converted and deliver shares of Xilinx common stock in respect of the remainder, if any, of the conversion obligation in excess of the principal amount of the notes being converted. The conversion rate and other terms will be determined by negotiations between the Company and the initial purchasers of the notes. Xilinx also intends to grant to the initial purchasers of the notes the right to purchase up to an additional $80 million principal amount of notes solely to cover overallotments.
Xilinx intends to use most of the net proceeds from the offering to repurchase shares of its common stock, and a portion of the net proceeds to fund the cost of the convertible note hedge transactions described below. The share repurchases will be conducted through one of the initial purchasers or its affiliate as the Company’s agent in negotiated transactions with institutional investors concurrently with this offering and under an accelerated share repurchase program pursuant to an agreement with one of the initial purchasers or its affiliates. The repurchases are conditioned upon the closing of the offering of the notes. The counterparty to the accelerated share repurchase program or its affiliates may buy or sell Xilinx common stock in the secondary market to hedge its position concurrently with, and after, the pricing of the notes, and expects to purchase or sell Xilinx common stock in secondary market transactions during the term of the program. The balance of the net proceeds from the offering is expected to be used for general corporate purposes.
Xilinx intends to enter into warrant transactions with one or more of the initial purchasers of the notes or their respective affiliates, which could have a dilutive effect to the extent that the market price of Xilinx common stock exceeds the applicable strike price of the warrants. Xilinx also intends to enter into convertible bond hedge transactions in its common stock with one or more of the initial purchasers of the notes or their respective affiliates, in order to limit potential dilution from conversion of the notes.
In connection with the establishment of their initial hedge of the convertible note hedge and warrant transactions and any subsequent modification of such hedge positions, the hedge counterparties have advised Xilinx that they or their respective affiliates expect to enter into various derivative transactions with respect to Xilinx common stock and purchase or sell Xilinx common stock concurrently with, or shortly after, the pricing of the notes and prior to the maturity of the notes, including during any observation period related to a conversion of notes. These hedging activities, as well as the activities associated with the share repurchases described above, could initially raise or maintain the market price of Xilinx common stock or the notes and could subsequently otherwise affect the market price of Xilinx common stock or the notes.

If the initial purchasers exercise their overallotment option, Xilinx may enter into additional convertible note hedge and warrant transactions. Xilinx also may use a portion of the net proceeds from the sale of additional notes to repurchase additional shares of its common stock.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Xilinx undertakes no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to, whether or not Xilinx will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of the proceeds of the offering.
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